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                                                                   Exhibit 10.42

                              November 13, 2000

Mr. J. Randolph V. Daniel, IV
106 Dover Road
Richmond, VA 23221

[AMF Letterhead]

Dear Randy:
     Your employment with AMF Bowling, Inc., AMF Bowling Worldwide, Inc., AMF Bowling Products, Inc., AMF Bowling Centers, Inc. and their affiliates ("AMF") will end at the close of business on November 16, 2000 ("Termination Date"). You and AMF Bowling Products, Inc. signed a Severance Agreement dated April 16, 1999 (the "Severance Agreement"). This letter contains the release that you are required to execute and deliver to AMF in consideration of the Severance (as defined in the Severance Agreement) and as a condition precedent to your entitlement to the Severance. In consideration of the Severance, you agree and convenant for the benefit of AMF as follows:

     1. Termination: (a) You will not be an employee, officer or director of AMF after the Termination Date. You agree that your signature to this Agreement evidences your resignation, effective immediately, as an employee, officer and director of AMF.

     (b) After the Termination Date, you will not perform any duties on behalf of AMF except as required or contemplated by this Agreement.

     (c) You will not be entitled to a bonus or incentive compensation for any year.

     (d) Your options to purchase the common stock of AMF Bowling, Inc. will continue to be governed by the terms and conditions of the 1996 and 1998 AMF Bowling, Inc. Stock Incentive Plans (the "Plans"). As you are aware, the Plans provide that upon the termination of employment, you forfeit unvested Stock Options and have three (3) months after the termination during which you may excercise vested Stock Options (any Stock Options not exercised within such period will be forfeited).

     (e) Except as may be required by law or as specifically promised by AMF in this Agreement, after the Termination Date, you will not be entitled to any insurance, health or other benefits provided by AMF to you or your family.

     (f) After the Termination Date, you will not be entitled to incur any further expenses on behalf of AMF or to take any action in its name.
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     2. Severance. (a) Following the end of the Revocation Period (as defined below), so long as you comply with your obligations under this letter and the Severance Agreement, AMF will pay to you the Severance as described in the Severance Agreement less any amounts that you owe AMF.

     (b) In addition to the Severance, AMF will also provide you with the outplacement services described in Exhibit "A" to this Agreement.

     (c) Except as specifically promised in this Agreement, AMF will only pay the Severance to you and will have no other obligation to you arising out of or relating to your employment or the termination of your employment. You agree that you will forfeit your entitlement to the Severance if you fail to perform or observe any of your promises or obligations in this letter or the Severance Agreement.

     3. Expenses. You will be reimbursed for all outstanding business expenses incurred by you under AMF's policies on behalf of AMF through the Termination Date (except as specifically provided in this Agreement). Please submit your expense reimbursement to me.

     4. Release. In consideration of the Severance, you (for yourself and your heirs, representatives and assigns) voluntarily, fully and irrevocably release, and discharge AMF and its officers, directors and employees of and from any and all claims, causes of action, rights, suits, demands, obligations, damages, costs, losses and/or liabilities, joint or several, present, past or future, known or unknown, of whatever source, both at law and in equity, including, without limitation, any claims for wrongful discharge, employment discrimination, unjust or improper dismissal or treatment, intentional or negligent torts, retaliation, back pay, reinstatement, future employment opportunities and all other claims relating to employment, indemnification for your service as an officer or director of AMF, separation from employment and refusal to offer future employment, breach of express or implied contract, fraud, misrepresentation, defamation, emotional distress or claims of any kind that may be brought in any court or administrative agency, any claims under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, as amended, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act (WARN), the Virginia Human Rights Act or any other federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim, including attorneys' fees and costs, excepting only the provisions of this letter and the Severance Agreement ("Release"). If you attempt to avoid or set aside the terms of the Release or this letter or the Severance Agreement, or if AMF successfully asserts the Release or this letter or the Severance Agreement as a defense or bar to any claim asserted by you, you will be liable for reasonable costs and attorneys' fees in defending
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such claims or asserting such defense. Should any third party bring any action or claim against AMF on your behalf, you acknowledge and agree that this letter and the Severance Agreement provide full relief and that you will not accept any additional money or relief other than is specified under the terms of this letter. The Release does not include AMF's obligations to you under this letter and the Severance Agreement.

     5. Agreement. This letter and the Severance Agreement constitute the entire agreement between you and AMF and supersede any prior agreements or understandings relating to your employment, the termination of your employment or other matter. Virginia law will govern this Agreement. This Agreement may be changed only by agreement in writing signed by you and AMF. If any part of this Agreement is finally determined by a court to be invalid or unenforceable for any reason, the determination will not affect its remaining provisions.

     6. Special Release Notification. This letter includes a release of all claims under the Age Discrimination in Employment Act ("ADEA"). Pursuant to the requirements of the ADEA and the Older Workers Benefits Protection Act ("OWBPA"), you acknowledge that you have been:

          (a) advised that the Release includes, but is not limited to, all claims under the ADEA and OWBPA arising up to and including the date of your execution of this letter but does not cover claims arising after your execution of this letter;

          (b) advised to consult with an attorney and/or other advisor of your choosing concerning your rights and obligations under the Release before executing this letter;

          (c) advised to consider fully the Release before executing this letter;

          (d) informed that you will receive compensation for executing this letter, including the Release, which you would not receive if you did not sign it;

          (e) offered to take more than forty-five (45) days to consider this letter (including the Release) before executing it. You also acknowledge that you may revoke this letter for a period of seven (7) days from the date you execute it (the "Revocation Period"). You executed this letter on November 17, 2000. You may revoke this letter within the Revocation Period by communicating your revocation in writing to me at the following address:

               Mr. Alfonso N. Cornish
               Vice President of Human Resources
               AMF Bowling Worldwide, Inc.
               8100 AMF Drive
               Mechanicsville, Virginia  23111
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          (f) notified that in connection with restructuring, severance is being offered to a class, unit or group of individuals specified in Schedule 1, with the elegibility factors and time limits stated therein, and is being offered or not offered to the persons having the job titles and ages stated therein. You represent and warrant that you have had ample opportunity to consider this letter agreement (including the Release and Schedule 1), that you understand it and that you have had an opportunity to consult an attorney, if desired, before executing this letter.

     7. Effective Date. This letter (including the Release) will not become effective or enforceable until the first day after the seven day Revocation Period.

     Please confirm whether you elect to receive the Severance under the Severance Agreement and enter into this letter (including the Release) by signing and dating in the space provided below. If you do not elect to enter this letter within the specified time limits, you will not be entitled to the Severance and will receive only such severance benefits, if any, as are provided by normal AMF policy. There are two originals, please sign and return one to me.

                                   Sincerely,
                                   /s/ Alfonso N. Cornish
                                   ----------------------
                                   Alfonso N. Cornish
                                   Vice President, Human Resources

     I elect to receive the Severance and agree to be legally bound by this letter (including the Release) and ratify and confirm my obligations to AMF under the Severance Agreement.

By: /s/ J. Randolph V. Daniel, IV
    -----------------------------
    J. Randolph V. Daniel, IV

Date: November 17, 2000
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